SUB-ITEM 77K
Changes in registrants certifying accountant

Nuveen Global Infrastructure Fund and
Nuveen Real Estate Securities Fund, each a series of
Nuveen Investment Funds, Inc.

811-05309


The Board of Directors of the above-referenced Funds, upon recommendation of the Audit Committee, engaged PricewaterhouseCoopers LLP as the Funds independent registered public accounting firm as of March 1, 2011. On December 30, 2011, Ernst & Young, LLP ( Ernst & Young ) completed its work on the October 31, 2011 audits and resigned as the independent registered public accounting firm of the Funds.

Ernst & Youngs report on the Funds financial statements for the two most recent fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the two most recent fiscal years and through March 1, 2011, there were no disagreements with Ernst & Young on any matter of accounting principles, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements.